Exhibit (a)(1)(A)

Offer to Purchase Shares of Series B Senior Preferred Stock of
Centrus Energy Corp.
for Cash

At a Purchase Price of $954.59 Per Share

THE OFFER PERIOD (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON TUESDAY, NOVEMBER 17, 2020, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND.

Terms of the Offer

Centrus Energy Corp. (“Centrus” or the “Company”) hereby offers to purchase up to $60,000,000 of shares of its Series B Senior Preferred Stock (the “Series B Preferred Shares”) at a purchase price per share (inclusive of any rights to accrued but unpaid dividends) of $954.59 in cash, less any applicable withholding taxes (up to 62,854 outstanding Series B Preferred Shares of the Company), until the Expiration Date (as defined below) upon the terms and subject to certain conditions described in this Offer to Purchase (the “Offer to Purchase”) and in the related letter of transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). The Offer is being made to all holders of our Series B Preferred Shares. The aggregate liquidation preference per Series B Preferred Share (including accrued but unpaid dividends) was $1,272.78 as of September 30, 2020.

Each holder of our Series B Preferred Shares whose Series B Preferred Shares are tendered pursuant to the Offer will receive $954.59 in cash, less any applicable withholding taxes, for each Series B Preferred Share (inclusive of any rights to accrued but unpaid dividends) tendered by such holder (the “Consideration”). If the maximum number of Series B Preferred Shares is validly tendered and purchased, the aggregate consideration paid will be $60,000,000. If the number of validly tendered shares of Series B Preferred Shares exceeds 62,854 shares, we will accept from each holder a number of shares equivalent to such holder’s tendered pro-rata percentage of the aggregate shares of Series B Preferred Shares tendered in the Offer. Under no circumstances, will we pay interest as part of the consideration, including, but not limited to, by reason of any delay in making payment.

The Offer is not conditioned upon the receipt of any financing or on any minimum number of shares being tendered. However, the Offer is subject to certain conditions. See “The Offer – General Terms - Conditions to the Offer.”

The Series B Preferred Shares are not listed on any national securities exchange.

The Offer is made solely upon the terms and conditions in this Offer to Purchase and in the related Letter of Transmittal. The Offer will be open until 5:00 p.m., Eastern Standard Time, on Tuesday, November 17, 2020, or such later time and date to which we may extend (the period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). The Offer is not made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful.

We may withdraw the Offer under certain circumstances. See “The Offer – General Terms - Offer Period.” Promptly upon any such withdrawal, we will return the tendered Series B Preferred Shares to the holders.

You may tender some or all of your Series B Preferred Shares into the Offer. If you elect to tender Series B Preferred Shares in response to the Offer, please follow the instructions in this Offer to Purchase and the related documents, including the Letter of Transmittal. If you tender Series B Preferred Shares, you may withdraw your tendered Series B Preferred Shares at any time before the Expiration Date and retain them on their current terms by following the instructions in this Offer to Purchase. In addition, tendered Series B Preferred Shares that are not accepted by us by Tuesday, November 17, 2020, may thereafter be withdrawn by you until such time as the Series B Preferred Shares are accepted by us.

Series B Preferred Shares not tendered pursuant to the Offer will remain outstanding subject to their current terms. We reserve the right to redeem any of the Series B Preferred Shares, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer.

Our Board of Directors has approved the Offer. However, neither we nor any of our management, our Board of Directors or the information agent for the Offer is making any recommendation as to whether holders of Series B Preferred Shares should tender their Series B Preferred Shares. Each holder of a Series B Preferred Shares must make its own decision as to whether to tender some or all of its Series B Preferred Shares.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

All questions concerning the terms of the Offer, including tender procedures and requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the information agent:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (866) 864-7964
Email: centrus@dfking.com

We will amend these materials, including this Offer to Purchase, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given by us to the holders of our Series B Preferred Shares.

This Offer to Purchase is dated October 19, 2020.

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ABOUT THIS OFFER TO PURCHASE

You should read this Offer to Purchase, including the detailed information regarding our company and our Series B Preferred Shares, and the notes that are attached as an exhibit to this Offer to Purchase.

You should rely only on the information contained in this Offer to Purchase. We have not authorized anyone to provide you with information different from that contained in this Offer to Purchase. If anyone makes any recommendation or representation to you, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this Offer to Purchase is accurate as of any date other than the date on the front of those documents. You should not consider this Offer to Purchase to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Offer to Purchase to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context requires otherwise, in this Offer to Purchase, we use the terms “our company,” “we,” “us,” “our,” and similar references to refer to Centrus Energy Corp. and its subsidiaries.

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SUMMARY

This summary provides a brief overview of the key aspects of The Offer. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Offer to Purchase. Accordingly, you are urged to carefully review this Offer to Purchase in its entirety.

Our Company

Centrus Energy Corp., a Delaware corporation (“Centrus” or the “Company”), is a supplier of nuclear fuel and services for the nuclear power industry. Centrus operates two business segments: (a) low-enriched uranium (“LEU”), which supplies various components of nuclear fuel to utilities, and (b) technical solutions, which provides advanced engineering, design, and manufacturing services to government and private sector customers.

Corporate Contact Information	Our principal executive offices are located at 6901 Rockledge Drive, Suite 800, Bethesda, MD 20817, and our telephone number at that address is (301) 564-3200. Our website is https://www.centrusenergy.com. Information contained on our website is not a part of this Offer to Purchase. Our Class A Common Stock is listed on the NYSE American under the symbol “LEU”

The Offer

Securities to be Tendered	Up to 62,854 shares of our Series B Senior Preferred Stock, par value $1.00 per share (the “Series B Preferred Shares”). The Series B Preferred Shares were issued on February 14, 2017 pursuant to a private exchange offer and consent solicitation (the “2017 Exchange Offer”), undertaken to reduce and extend the maturity of our long-term debt burden. Pursuant to their terms, the Series B Preferred Shares accrue preferred dividends at a rate of 7.5% per annum, and we may not pay dividends on our shares of Common Stock so long as our Series B Preferred Shares are outstanding. Furthermore, the accrued preferred dividends must be paid upon the achievement by us of certain financial thresholds, which have not yet occurred. As of September 30, 2020, there were 104,574 Series B Preferred Shares outstanding, which had an aggregate liquidation preference of $133.1 million, consisting of (i) $104.6 million of original liquidation preference as of the time of issuance on February 14, 2017 and (ii) $28.5 million of cumulative accrued unpaid dividends. The aggregate liquidation preference per Series B Preferred Share (including accrued but unpaid dividends) was $1,272.78 as of September 30, 2020.

Market Price of Our Securities	Our Series B Preferred Shares are not listed on a national securities exchange or quoted on an inter-dealer quotation system.

Background of and the Reasons for the Offer

Our Board of Directors believes that our current capital structure, including the Series B Preferred Shares, limits our ability to raise additional capital and suppresses the share price of our Class A Common Stock. In order to address these issues, and to create additional value for the holders of our Common Stock, our Board of Directors, in consultation with its advisors, has concluded that a cash tender offer for a portion of the Series B Preferred Shares is an appropriate solution and in the best interests of the Company and its stockholders.

In light of the foregoing, our Board of Directors believes that the Offer will improve our capital structure, enable us to attract greater capital investment in the Company and create additional value for holders of our Common Stock.

The Offer

From the date of the commencement of the Offer (the “Commencement Date”) until the Expiration Date (as described below), we are offering to holders of our Series B Preferred Shares (“Series B Preferred Holders”) the opportunity to receive $954.59 in cash for each Series B Preferred Share (inclusive of any rights to accrued but unpaid dividends), up to an aggregate of 62,854 shares. The aggregate liquidation preference per Series B Preferred Share (including accrued but unpaid dividends) was $1,272.78 as of September 30, 2020.

If a Series B Preferred Holder tenders any Series B Preferred Shares, it may withdraw its tendered Series B Preferred Shares at any time before the Expiration Date (as described below) and retain them on their current terms. In addition, Series B Preferred Shares that are not accepted by us by Tuesday, November 17, 2020 may thereafter be withdrawn until such time as the Series B Preferred Shares are accepted by us.

If the number of validly tendered shares of Series B Preferred Shares exceeds 62,854 shares, we will accept from each holder a number of shares equivalent to such holder’s tendered pro-rata percentage of the aggregate shares of Series B Preferred Shares tendered in the Offer. For purposes of the Offer, we will be deemed to have accepted up to 62,854 Series B Preferred Shares that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the holder of the Series B Preferred Share of our non-acceptance. Under no circumstances will we pay interest as part of the consideration, including, but not limited to, by reason of any delay in making payment.

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Offer Period

The Offer will expire on the Expiration Date, which is 5:00 p.m., Eastern Time, on Tuesday, November 17, 2020, or such later time and date to which we may extend the Offer. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer are open (the “Offer Period”).

We may withdraw the Offer only if the conditions to the Offer are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to promptly return the tendered Series B Preferred Shares. We will announce our decision to withdraw the Offer by disseminating notice by public announcement or otherwise as permitted by applicable law.

Amendments to The Offer

We reserve the right at any time or from time to time, to amend the Offer, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the cash purchase price for each Series B Preferred Share.

If we increase or decrease the cash purchase price for each Series B Preferred Share or the number of Series B Preferred Shares sought for tender, and the Offer is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease, then we will extend the Offer until the expiration of that ten-business day period.

Conditions to The Offer

The Offer is conditioned upon the following:

•     no action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, shall have been threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of Series B Preferred Shares pursuant to the Offer or otherwise relates in any manner to the Offer;

•     there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, including, but not limited to, with respect to the solvency of the Company, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance of the Series B Preferred Shares illegal or otherwise restrict or prohibit completion of the Offer, or (ii) delay or restrict our ability, or render us unable, to accept the Series B Preferred Shares; and

•     there shall not have occurred any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets, a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States, any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the Offer, or a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

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No Recommendation; Holder’s Own Decision	Each holder of Series B Preferred Shares must make its own decision as to whether to tender Series B Preferred Shares pursuant to the Offer. Neither we, nor our Board of Directors, our management, the information agent or any other person makes any recommendation on whether you should tender or refrain from tendering all or any portion of your Series B Preferred Shares, and no one has been authorized by any of them to make such a recommendation.

Announcement of Results of The Offer	Final results of the Offer, including whether all of the conditions to the Offer have been satisfied or waived and whether we will accept the tendered Series B Preferred Shares, will be published in a current report on Form 8-K to be filed with the Commission within four business days of the Expiration Date and by amendment to the Schedule TO we file with the Commission in connection with the Offer.

Source and Amount of Funds	The source of funds for the cash consideration being paid by us to those tendering Series B Preferred Shares pursuant to the Offer is our available cash. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer, including the payment of the aggregate consideration of $60 million if the maximum number of shares are tendered and purchased in addition to any fees, expenses and other related amounts incurred in connection with the transactions will be approximately $62 million. We expect to have sufficient funds to complete the transactions contemplated by the Offer and to pay fees, expenses and other related amounts from our cash on hand.

Information Agent	D.F. King & Co., Inc. has been appointed as the information agent for the Offer, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this prospectus.

Depositary	The depositary for the Offer is: Computershare Trust Company, N.A.

Fees and Expenses

The expenses of soliciting tenders of the Series B Preferred Shares will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the information agent as well as by our officers and other employees and affiliates.

You will not be required to pay any fees or commissions to us or the information agent in connection with the Offer. If your Series B Preferred Shares are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Series B Preferred Shares on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Absence of Appraisal or Dissenters’ Rights	Holders of the Series B Preferred Shares do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer.

Additional Information; Amendments

We have filed with the Commission a Tender Offer Statement on Schedule TO. We recommend that holders of Series B Preferred Shares review the Schedule TO, including the exhibits, and our other materials that have been filed with the Commission before making a decision on whether to accept the Offer.

We will assess whether we are permitted to make the Offer in all jurisdictions. If we determine that we are not legally able to make the Offer in a particular jurisdiction, we will inform the holders of the Series B Preferred Shares of this decision. The Offer is not made to those holders who reside in any jurisdiction where the offer or solicitation would be unlawful.

Our Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors and holders of the Series B Preferred Shares should consult with personal advisors if they have questions about their financial or tax situation.

Material U.S. Federal Income Tax Consequences	You should carefully consider the information described in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 20 of this Offer to Purchase.

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Certain Considerations	You should also carefully consider the risks and considerations described in the section entitled “Certain Considerations” beginning on page 7 of this Offer to Purchase.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference into this Offer to Purchase contain forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objectives of management for future operations, are forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “plan,” “believe,” or “continue” or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations, which may be amplified by the novel coronavirus (COVID-19) pandemic, include, but are not limited to, our assumptions about:

•	the liquidity of the Series B Preferred Shares not tendered in the Offer and the limited trading markets in our securities;

•	our significant long-term liabilities, including material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations

•	the use of our net operating loss (“NOLs”) carryforwards and net unrealized built-in losses (“NUBILs”) to offset future taxable income;

•	the impact and potential extended duration of the current supply/demand imbalance in the market for low-enriched uranium (“LEU”);

•	our dependence on others for deliveries of LEU including deliveries from the Russian government entity Joint Stock Company “TENEX” (“TENEX”);

•	our ability to sell the LEU we procure pursuant to our purchase obligations under our supply agreements;

•	our sales order book, including uncertainty concerning customer actions under current contracts and in future contracting due to market conditions and lack of current production capability;

•	financial difficulties experienced by customers;

•	pricing trends and demand in the uranium and enrichment markets;

•	movement and timing of customer orders;

•	the value of our intangible assets related to the sales order book and customer relationships;

•	our reliance on third-party suppliers;

•	existing or new trade barriers and contract terms that limit our ability to deliver LEU to customers;

•	actions, including government reviews, that may be taken by the U.S. government, the Russian government or other governments that could affect our ability to perform or the ability of our sources of supply to perform under their contract obligations to us, including the imposition of sanctions, restrictions or other requirements;

•	the impact of government regulation including by the U.S. Department of Energy (“DOE”) and the U.S. Nuclear Regulatory Commission;

•	our ability to commercially deploy competitive enrichment technology;

•	continued funding for and operation of the American Centrifuge project;

•	our ability to perform and receive timely payment under agreements with the DOE;

•	the competitive bidding process associated with obtaining a federal contract;

•	our ability to perform fixed-price contracts;

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•	our ability to obtain new business opportunities and achieve market acceptance of our services;

•	failures or security breaches of our information technology systems;

•	risks related to pandemics and other health crises, such as the global novel coronavirus (COVID-19) outbreak;

•	potential strategic transactions;

•	the outcome of legal proceedings and other contingencies;

•	changes in the nuclear energy industry;

•	the impact of financial market conditions on our business, liquidity, prospects, pension assets and insurance facilities;

•	the fluctuation of revenue and operating results from quarter to quarter, and in some cases, year to year;

•	the “Risk Factors” in our latest Annual Report on Form 10-K for the year ended December 31, 2019, in our Quarterly Reports on Form 10-Q, and other public filings and press releases; and

•	other risks and uncertainties discussed in this and our other filings with the Commission.

Our forward-looking statements speak only as of the time that they are made and do not necessarily reflect our outlook at any other point in time, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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CERTAIN CONSIDERATIONS

We have not obtained a third-party determination that the Offer is fair to holders of the Series B Preferred Shares.

None of us, our affiliates or the information agent makes any recommendation as to whether you should tender some or all of your Series B Preferred Shares. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of holder of the Series B Preferred Shares for purposes of negotiating the Offer or preparing a report concerning the fairness of the Offer. You must make your own independent decision regarding your participation in the Offer.

There is no guarantee that tendering your Series B Preferred Shares in the Offer will put you in a better future economic position.

We can give no assurance as to the market value of our Series B Preferred Shares in the future. If you choose to tender some or all of your Series B Preferred Shares in the Offer, future events may cause an increase of the market price of our Series B Preferred Shares, which may result in a lower value realized by participating in the Offer than you might have realized if you did not tender your Series B Preferred Shares. Similarly, if you do not tender your Series B Preferred Shares in the Offer, there can be no assurance that you can sell your Series B Preferred Shares in the future at a higher value than would have been obtained by participating in the Offer. Moreover, we may elect to offer to purchase additional shares of our Series B Preferred Shares in the future, and there can be no guarantee that any future offer will be on terms equivalent to, more or less favorable than the terms of this Offer.

Holders of Series B Preferred Shares who participate in the Offer and tender any Series B Preferred Shares will lose their right to receive future distributions with respect to any Series B Preferred Shares tendered.

Holders of our Series B Preferred Shares are entitled to receive, when, as and if declared by the Company’s Board of Directors out of any funds legally available therefor, cumulative dividends on the liquidation preference per Series B Preferred Share. Holders of Series B Preferred Shares who choose to participate in the Offer by tendering Series B Preferred Shares will only receive the cash payment of $954.59 per share, less any applicable withholding taxes, and will lose the right to receive any accrued but unpaid dividends thereon and all future distributions with respect to such tendered Series B Preferred Shares.

The liquidity of the Series B Preferred Share that are not tendered may be reduced.

The ability to sell untendered Series B Preferred Shares may become more limited due to the reduction in the number of Series B Preferred Shares outstanding upon completion of the Offer. A more limited outstanding number of Series B Preferred Shares might adversely affect the liquidity and value of untendered Series B Preferred Shares. We cannot assure you as to the value of the remaining Series B Preferred Shares.

The Offer may be withdrawn, extended or delayed.

We may withdraw the Offer under certain circumstances. See “The Offer – General Terms - Offering Period.” Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered Series B Preferred Shares. We will announce our decision to withdraw the Offer by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer—General Terms—Conditions to the Offer”.

Even if the Offer is consummated, it may not be consummated on the schedule described hereunder. Accordingly, holders of our Series B Preferred Shares participating in the Offer may have to wait longer than expected to receive their cash, during which time such holder will not be able to effect transfers or sales of their Series B Preferred Shares tendered in the Offer.

To the extent we utilize our working capital to finance the Consideration, our ability to invest in our business and pay distributions to our stockholders will be reduced.

Our working capital will be reduced to the extent we use such funds to fund the Consideration, which could reduce our ability to invest in our business, including development of new technologies, and our ability to pay distributions to our stockholders.

If you tender shares pursuant to the Offer, you may be required to include the full amount of the cash you receive in your taxable income without reduction for your tax basis.

The U.S. federal income tax rules governing the tendering of Series B Preferred Shares pursuant to the Offer are complicated and unclear and will depend on facts and circumstances that are not yet known. In particular, we expect to have significant earnings and profits for U.S. federal income tax purposes for our current taxable year. As a result, if the cash payment is treated as a distribution pursuant to Section 301 of the Code, it is possible that if you tender Series B Preferred Shares pursuant to the Offer, you will be required to include all or a substantial amount of the cash you receive in the tender in your taxable income as a dividend for U.S. federal income tax purposes without reduction for your tax basis in your shares. In addition, if you are a Non-U.S. Holder (as defined below), you may be subject to a 30% withholding tax (or a lower treaty rate if applicable) on the amount treated as a dividend. We strongly urge you to consult your own tax advisor with respect to the U.S. federal income tax consequences of tendering Series B Preferred Stock pursuant to the Offer in light of your individual circumstances. See “Material U.S. Federal Income Tax Consequences to U.S. Holders of Series B Preferred Shares” for additional information.

THE OFFER

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in the section entitled “Certain Considerations” in this Offer to Purchase and the section entitled “Risk Factors” in our latest Annual Report on Form 10-K for the year ended December 31, 2019, in our Quarterly Reports on Form 10-Q, and other public filings and press releases. Holders of Series B Preferred Shares should carefully consider these risks and are urged to speak with their personal legal, financial, investment and/or tax advisor as necessary before deciding whether or not to participate in the Offer. In addition, we strongly encourage you to read this Offer to Purchase in its entirety, and the information and documents that have been incorporated by reference herein, before making a decision regarding the Offer.

Background of the Offer and Reasons for the Offer

On October 16, 2020, a transaction committee of our Board of Directors (the “Transaction Committee”) determined that it is in the best interests of the Company and its stockholders to repurchase a portion of our Series B Preferred Shares, and our management believes that, at this time, it is a prudent use of our financial resources and an effective way to provide value to our stockholders. The Transaction Committee of our Board of Directors and our Board of Directors (except two members of our Board of Directors, Neil S. Subin and Tetsuo Iguchi, who were recused from participating in any discussions or meetings relating to the Offer) reviewed materials concerning the impact of a repurchase of our Series B Preferred Shares on certain financial metrics of the Company, and discussed with management information concerning the Company's financial position, liquidity, cash flow and debt maturity profile. The Transaction Committee and our Board of Directors also considered the recent market prices of the Company's Class A Common Stock and feedback received from investors in the Company's recently completed public offering of Class A Common Stock. Based upon the foregoing, the Transaction Committee recommended that our Board of Directors approve, and our Board of Directors, including through the affirmative votes of all independent directors, approved a partial tender by the Company for up to 62,854 shares of Series B Preferred Shares through a cash tender offer.

In evaluating the Offer, the Transaction Committee consulted with the Company’s legal and financial advisors, discussed certain matters relating to the Company with Company’s management and considered a number of factors that it believed supported its decision, including, but not limited to, the following factors:

•	Impact on Common Stock: (i) the fact that Series B Preferred Stock dividends continued to accrue over time at a rate higher than the expected growth of the Company and the industry in which the Company operates, (ii) the Company’s inability to pay cash dividends in respect of Common Stock so long as Series B Preferred Shares are outstanding, and (iii) challenges in attracting new equity capital given the Company’s current capital structure. Although the Offer is for only up to 62,854 shares of Series B Preferred Shares, and accordingly will result in shares of Series B Preferred Shares remaining outstanding upon completion of the Offer, the partial tender for Series B Preferred Shares in the Offer is intended to increase the attractiveness of the Company for possible future offerings of the Company’s Common Stock to potential investors by commencing the process of removing a class of securities senior to the Common Stock.

•	Increased Strategic Flexibility: Without the consent of holders of a majority of the Series B Preferred Shares, the terms of the Series B Preferred Shares limit the ability of the Company to structure potential strategic transactions, including potential acquisition transactions or sale transactions, that would adversely affect the rights of the Series B Preferred Shares or involve the issuance of capital stock senior to, or pari passu with, the Series B Preferred Shares. As a practical matter, these terms may decrease (i) the likelihood that potential strategic partners would engage in discussions with the Company, and (ii) the ability of the Company to structure potential transactions that would otherwise be in the interests of holders of Common Stock, unless the Series B Preferred Shares are redeemed or otherwise retired, in each case, at or prior to a strategic transaction. Although shares of our Series B Preferred Shares will remaining outstanding upon completion of the Offer, the partial tender for Series B Preferred Shares in the Offer will reduce the amount of a class of securities whose terms include certain of the limitations described above.

•	Financing Alternatives: The Transaction Committee and our Board of Directors discussed and evaluated a range of capital structures and other alternatives to remove the Series B Preferred Shares from the capital structure, including (i) an exchange of Series B Preferred Shares into shares of Class A Common Stock and/or warrants, (ii) a repurchase of Series B Preferred Shares funded by (a) new debt and cash from the balance sheet, or (b) an equity rights offering, including the use of one or more backstop parties, and (iii) an issuance of additional shares of Class A Common Stock. In evaluating these options, the Transaction Committee and our Board of Directors considered the potential for significant dilution to existing holders of the Company’s Common Stock, and limitations on its ability to access debt capital markets or further access equity capital markets on favorable terms. In particular, the Transaction Committee and our Board of Directors considered feedback received by the Company in connection with our recent public offering of shares of our Class A Common Stock, including concerns by potential investors relating to the impact of our Series B Preferred Shares on the Company’s capital structure.

•	Liquidity: The Offer also provides holders of our Series B Preferred Shares with an efficient way to sell shares of Series B Preferred Shares without incurring brokerage fees or commissions associated with privately negotiated arms-length transactions. Where Series B Preferred Shares are tendered by the registered owner of those Series B Preferred Shares directly to the Depositary, the sale of those Series B Preferred Shares in the Offer will permit the tendering stockholder to avoid the transaction costs associated with resales of securities that are not listed on a national securities exchange. Series B Preferred Shares held in a brokerage account or otherwise through brokers may be subject to transaction costs.

However, none of the Company, the members of the Transaction Committee and our Board of Directors or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering all or a portion of your Series B Preferred Shares or as to the purchase price or purchase prices at which you may choose to tender all or a portion of your Series B Preferred Shares. You must make your own decision as to whether to tender all or a portion of your Series B Preferred Shares and, if so, how many Series B Preferred Shares to tender. We recommend that you read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer described herein, before taking any action with respect to the Offer. You should discuss whether to tender all or a portion of your Series B Preferred Shares with your broker or other financial or tax advisors.

Following the completion or termination of the Offer, we may seek to repurchase, redeem or otherwise retire additional Series B Preferred Shares from time to time in the future. The amount of Series B Preferred Shares we buy and timing of any such repurchases would depend on a number of factors, including the availability of cash and/or financing on acceptable terms, and blackout periods in which we are restricted from repurchasing our securities as well as any decision to use cash for other strategic objectives.

Certain Effects of the Offer. If we complete the Offer, holders of our Series B Preferred Shares will continue to bear the risks associated with owning the Series B Preferred Shares. Such holders may be able to sell non-tendered Series B Preferred Shares in the future at a net price higher or lower than the purchase price in the Offer. Holders of our Series B Preferred Shares who do not participate in the Offer will automatically increase their relative percentage ownership interest in the remaining Series B Preferred Shares outstanding. We can give no assurance, however, as to the price at which a holder may be able to sell his or her Series B Preferred Shares in the future. Completion of the Offer would also have a significant impact on our capital structure, as our Series B Preferred Stock dividends have historically accrued over time at a rate higher than the expected growth of the Company and the industry in which the Company operates. The completion of the Offer would also reduce challenges in attracting new equity capital, further impacting the Company’s capital structure. A capital structure comprised more broadly of Common Stock could increase the attractiveness for possible future offerings of the Company’s Common Stock to potential investors by reducing the number of outstanding shares of a class of securities senior to the Common Stock.

None of our affiliates, directors, officers or employees or the information agent for the Offer, is making any recommendations to any holder of Series B Preferred Shares as to whether to tender ALL OR A PORTION OF their Series B Preferred Shares. Each holder must make its own decision as to whether to tender Series B Preferred Shares pursuant to the Offer.

General Terms

From the date of the commencement of the Offer (the “Commencement Date”) until the Expiration Date (as described below), we are offering to holders of our Series B Preferred Shares the opportunity to receive $954.59 in cash for each Series B Preferred Shares (inclusive of any rights to accrued but unpaid dividends), for up to 62,854 shares of our Series B Preferred Shares.

The Offer is subject to the terms and conditions contained in this Offer to Purchase and the Letter of Transmittal.

You may tender some or all of your Series B Preferred Shares into the Offer. If you elect to tender Series B Preferred Shares in the Offer, please follow the instructions in this Offer to Purchase and the related documents, including the Letter of Transmittal.

If you tender Series B Preferred Shares, you may withdraw your tendered Series B Preferred Shares at any time before the Expiration Date (as described below) and retain them on their current terms, by following the instructions herein. In addition, Series B Preferred Shares that are not accepted by us by Tuesday, November 17, 2020 may thereafter be withdrawn by you until such time as the Series B Preferred Shares are accepted by us.

Corporate Information

Our company was incorporated in 1998 under the laws of the state of Delaware as part of the privatization of the United States Enrichment Corporation. We are a supplier of nuclear fuel and services for the nuclear power industry. We operate two business segments: (a) LEU, which supplies various components of nuclear fuel to utilities, and (b) technical solutions, which provides advanced engineering, design, and manufacturing services to government and private sector customers. We had approximately 230 employees as of September 30, 2020. Our Class A Common Stock is listed on the NYSE American under the symbol “LEU”.

Our principal executive offices are located at 6901 Rockledge Drive, Suite 800, Bethesda, MD 20817, and our telephone number at that address is (301) 564-3200. Our website is https://www.centrusenergy.com. Information contained on our website is not a part of this Offer to Purchase.

Incorporation of Documents by Reference. The rules of the Commission allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us. The following documents filed by us with the Commission are incorporated herein by reference and shall be deemed to be a part of this Offer to Purchase (other than, in each case, information furnished rather than filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 27, 2020;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 12, 2020 and for the quarter ended June 30, 2020, filed with the Commission on August 6, 2020;

•	our Definitive Proxy Statement on Schedule 14A filed with the Commission on April 10, 2020; and

•	and our Current Reports on Form 8-K filed with the Commission on April 14, 2020, June 18, 2020, June 18, 2020, August 25, 2020, September 2, 2020, September 21, 2020 and October 6, 2020.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in the Offer shall be deemed to be modified or superseded for purposes of the Offer to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein (other than, in each case, information furnished rather than filed) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of the Offer, except as so modified or superseded.

You may obtain any document incorporated herein by reference by contacting the Commission as described below under “Where You Can Find More Information” or by contacting us at 6901 Rockledge Drive, Suite 800, Bethesda, MD 20817, main telephone number (301) 564-3200, Attention: Investor Relations. We will provide copies of the documents incorporated by reference, without charge, upon written or oral request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means.

Where You Can Find More Information. We file annual, quarterly and current reports, proxy statements and other information with the Commission relating to our business, financial condition and other matters. The Commission maintains a Web site at www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with it. We make available free of charge at https://www.centrusenergy.com (in the “Investor Relations” section) copies of materials we file with, or furnish to, the Commission.

We also have filed an Issuer Tender Offer Statement on Schedule TO-I with the Commission that includes additional information relating to the Offer. The Issuer Tender Offer Statement on Schedule TO-I, together with any exhibits and amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

Information about us is also available on our website. The information available on our website, apart from the documents posted on such website and specifically incorporated by reference herein, is not a part of the Offer.

Series B Preferred Shares Subject to the Offer

The Series B Preferred Shares were issued on February 14, 2017 pursuant to a private exchange offer and consent solicitation (the “2017 Exchange Offer”), undertaken to reduce and extend the maturity of our long-term debt burden. Pursuant to their terms, the Series B Preferred Shares accrue preferred dividends at a rate of 7.5% per annum, and we may not pay dividends on our shares of Common Stock so long as our Series B Preferred Shares are outstanding. Furthermore, the accrued preferred dividends must be paid upon the achievement by us of certain financial thresholds, which have not yet occurred. As of September 30, 2020, there were 104,574 Series B Preferred Shares outstanding, which had an aggregate liquidation preference of $133.1 million, consisting of (i) $104.6 million of original liquidation preference as of the time of issuance on February 14, 2017 and (ii) $28.5 million of cumulative accrued unpaid dividends. The aggregate liquidation preference per Series B Preferred Share (including accrued but unpaid dividends) was $1,272.78 as of September 30, 2020.

Offer Period

The Offer will expire on the Expiration Date, which is 5:00 p.m., Eastern Standard Time, on Tuesday, November 17, 2020, or such later time and date to which we may extend the Offer. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance that we will exercise our right to extend the period during which the Offer remains open (the “Offer Period”). During any extension, each holder of Series B Preferred Shares who previously tendered Series B Preferred Shares will have a right to withdraw such previously tendered Series B Preferred Shares until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Standard Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer only if the conditions to the Offer are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered Series B Preferred Shares. We will announce our decision to withdraw the Offer by disseminating notice by public announcement or otherwise as permitted by applicable law.

At the expiration of the Offer Period, the current terms of the Series B Preferred Shares will continue to apply to any untendered Series B Preferred Shares and Series B Preferred Shares subject to pro-ration.

Amendments to The Offer

We reserve the right at any time or from time to time, to amend the Offer, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the ratio of cash issued for each share of Series B Preferred Shares tendered.

If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open after material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information.

If we increase or decrease the amount of cash for each share of our Series B Preferred Shares or the number of Series B Preferred Shares sought for tender, and the Offer is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease, then we will extend the Offer until the expiration of that ten-business day period.

Conditions to The Offer

The Offer is conditioned upon the following:

•	no action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, shall have been threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of Series B Preferred Shares pursuant to the Offer or otherwise relates in any manner to the Offer;

•	there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, including, but not limited to, with respect to the solvency of the Company, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance of Series B Preferred Shares illegal or otherwise restrict or prohibit completion of the Offer, or (ii) delay or restrict our ability, or render us unable, to accept Series B Preferred Shares; and

•	there shall not have occurred any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets, a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States, any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the Offer, or a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

In addition, as to any holders of Series B Preferred Shares, the Offer is conditioned upon such holder of Series B Preferred Shares desiring to tender Series B Preferred Shares in the Offer delivering to the Depositary in a timely manner the holder’s Series B Preferred Shares to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Offer to Purchase and set forth in the Letter of Transmittal.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer Period. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may withdraw the Offer only if the conditions of the Offer are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Series B Preferred Shares. We will announce our decision to withdraw the Offer by disseminating notice by public announcement or otherwise as permitted by applicable law.

No Recommendation; Holder’s Own Decision

Neither we, nor any of our affiliates, directors, officers or employees or the information agent for the Offer, is making any recommendations to any holder of our Series B Preferred Shares as to whether to tender any or all of their Series B Preferred Shares. Each holder of Series B Preferred Shares must make its own decision as to whether to tender Series B Preferred Shares pursuant to the Offer.

Procedure for Tendering Series B Preferred Shares

A tender of Series B Preferred Shares pursuant to the procedures set forth herein, if and when accepted by us, will constitute a binding agreement between the tendering holder of Series B Preferred Shares and us upon the terms and subject to the conditions of the Offer.

A tender of Series B Preferred Shares made pursuant to any method of delivery set forth herein will also constitute an agreement and acknowledgement by the tendering holder of Series B Preferred Shares that, among other things: (i) the holder of Series B Preferred Shares agrees to tender Series B Preferred Shares on the terms and conditions set forth in this Offer to Purchase and the Letter of Transmittal, in each case as may be amended or supplemented prior to the Expiration Date; (ii) the Offer is discretionary and may be extended, modified, suspended or withdrawn by us as provided herein; (iii) such holder of Series B Preferred Shares is voluntarily participating in the Offer; (iv) the future value of our Series B Preferred Shares is unknown and cannot be predicted with certainty; and (v) such holder of Series B Preferred Shares has read this Offer to Purchase and the Letter of Transmittal.

Registered Holders; Beneficial Owners

For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name Series B Preferred Shares are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the Series B Preferred Shares.

Persons whose Series B Preferred Shares are held through a direct or indirect participant of The Depository Trust Company (“DTC”), such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Series B Preferred Shares but are “beneficial owners.” Beneficial owners cannot directly tender Series B Preferred Shares pursuant to the Offer. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company or other financial intermediary to tender Series B Preferred Shares on behalf of the beneficial owner. See “—Required Communications by Beneficial Owners.”

Tendering Series B Preferred Shares Using Letter of Transmittal

A registered holder of Series B Preferred Shares may tender Series B Preferred Shares using a Letter of Transmittal in the form provided by us with this Offer to Purchase. A Letter of Transmittal is to be used only if delivery of Series B Preferred Shares is to be made by book-entry transfer to the Depositary’s account at DTC pursuant to the procedures set forth in “—Tendering Series B Preferred Shares Using Book-Entry Transfer”; provided, however, that it is not necessary to execute and deliver a Letter of Transmittal if instructions with respect to the tender of such Series B Preferred Shares are transmitted through DTC’s Automated Tender Offer Program (“ATOP”). If you are a registered holder of Series B Preferred Shares, unless you intend to tender those Series B Preferred Shares through ATOP, you should complete, execute and deliver a Letter of Transmittal to indicate the action you desire to take with respect to the Offer.

In order for Series B Preferred Shares to be properly tendered pursuant to the Offer using a Letter of Transmittal, the registered holder of the Series B Preferred Shares being tendered must ensure that the Depositary receives the following: (i) a properly completed and duly executed Letter of Transmittal, in accordance with the instructions of the Letter of Transmittal (including any required signature guarantees); (ii) delivery of the Series B Preferred Shares by book-entry transfer to the Depositary’s account at DTC; and (iii) any other documents required by the Letter of Transmittal.

In the Letter of Transmittal, the tendering holder of Series B Preferred Shares must set forth: (i) its name and address; (ii) the number of Series B Preferred Shares being tendered by the holder; and (iii) certain other information specified in the form of Letter of Transmittal.

In certain cases, all signatures on the Letter of Transmittal must be guaranteed by an “Eligible Institution.” See “—Signature Guarantees.”

If the Letter of Transmittal is signed by someone other than the registered holder of the tendered Series B Preferred Shares (for example, if the registered holder has assigned the Series B Preferred Shares to a third party), the tendered Series B Preferred Shares must be properly accompanied by appropriate assignment documents, signed exactly as the name(s) of the registered holder(s) appear on the Series B Preferred Shares, with the signature(s) on the Series B Preferred Shares or assignment documents guaranteed by an Eligible Institution (as defined below).

Any Series B Preferred Shares duly tendered and delivered as described above may, but are not required to be, cancelled by the Company after completion of the Offer.

Signature Guarantees

In certain cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

Signatures on the Letter of Transmittal need not be guaranteed by an Eligible Institution if (i) the Letter of Transmittal is signed by the registered holder of the Series B Preferred Shares tendered therewith exactly as the name of the registered holder appears on such Series B Preferred Shares and such holder has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal; or (ii) such Series B Preferred Shares are tendered for the account of an Eligible Institution. In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal by completing and signing the table in the Letter of Transmittal entitled “Guarantee of Signature(s).”

Required Communications by Beneficial Owners

Persons whose Series B Preferred Shares are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Series B Preferred Shares, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company or other financial intermediary to tender Series B Preferred Shares on their behalf. Your broker, dealer, commercial bank, trust company or other financial intermediary should have provided you with an “Instructions Form” with this Offer to Purchase. The Instructions Form is also filed as an exhibit to the registration statement of which this Offer to Purchase forms a part. The Instructions Form may be used by you to instruct your broker or other custodian to tender and deliver Series B Preferred Shares on your behalf.

Tendering Series B Preferred Shares Using Book-Entry Transfer

The Depositary has established an account for the Series B Preferred Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Series B Preferred Shares by causing DTC to transfer such Series B Preferred Shares into the Depositary’s account in accordance with ATOP. However, even though delivery of Series B Preferred Shares may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (with any required signature guarantees), or an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the Depositary at its address set forth in this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described under “—Guaranteed Delivery Procedures” must be followed.

DTC participants desiring to tender Series B Preferred Shares pursuant to the Offer may do so through ATOP, and in that case the participant need not complete, execute and deliver a Letter of Transmittal. DTC will verify the acceptance and execute a book-entry delivery of the tendered Series B Preferred Shares to the Depositary’s account at DTC. DTC will then send an “Agent’s Message” to the Depositary for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer as to execution and delivery of a Letter of Transmittal by the DTC participant identified in the Agent’s Message. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Series B Preferred Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that our company may enforce such agreement against the participant. Any DTC participant tendering by book-entry transfer must expressly acknowledge that it has received and agrees to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against it.

Any Series B Preferred Shares duly tendered and delivered as described above may, but are not required to be, cancelled by the Company after completion of the Offer.

Delivery of a Letter of Transmittal or any other required documentation to DTC does not constitute delivery to the Depositary. See “—Timing and Manner of Deliveries.”

Guaranteed Delivery Procedures

If a registered holder of Series B Preferred Shares desires to tender its Series B Preferred Shares pursuant to the Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis, or (ii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, the holder can still tender its Series B Preferred Shares if all the following conditions are met:

•	the tender is made by or through an Eligible Institution;

•	the Depositary receives by mail, overnight courier or email, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Offer to Purchase, with signatures guaranteed by an Eligible Institution; and

•	a confirmation of a book-entry transfer into the Depositary’s account at DTC of all Series B Preferred Shares delivered electronically, together with a properly completed and duly executed Letter of Transmittal with any required signature guarantees (or, in the case of a book- entry transfer, an Agent’s Message in accordance with ATOP), and any other documents required by the Letter of Transmittal, must be received by the Depositary within 2 business days after the Notice of Guarantee is submitted.

In any case where the guaranteed delivery procedure is utilized for the tender of Series B Preferred Shares pursuant to the Offer, the delivery of cash for those Series B Preferred Shares tendered pursuant to the Offer and accepted pursuant to the Offer will be made only if the Depositary has timely received the applicable foregoing items.

Timing and Manner of Deliveries

UNLESS THE GUARANTEED DELIVERY PROCEDURES DESCRIBED ABOVE ARE FOLLOWED, SERIES B PREFERRED SHARES WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE DEPOSITARY RECEIVES SUCH SERIES B PREFERRED SHARES BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR AN AGENT’S MESSAGE.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING ANY LETTER OF TRANSMITTAL AND THE TENDERED SERIES B PREFERRED SHARES, MUST BE MADE TO THE DEPOSITARY. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDERS OF SERIES B PREFERRED SHARES. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance of any tender of Series B Preferred Shares will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Series B Preferred Shares that we determine are not in proper form or reject tenders of Series B Preferred Shares that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular Series B Preferred Shares, whether or not similar defects or irregularities are waived in the case of other tendered Series B Preferred Shares. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability for failure to give any such notice.

Fees and Commissions

Tendering holders of Series B Preferred Shares who tender Series B Preferred Shares directly to the Depositary will not be obligated to pay any charges or expenses of the Depositary or any brokerage commissions. Beneficial owners who hold Series B Preferred Shares through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering Series B Preferred Shares on behalf of the owner pursuant to the Offer.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of Series B Preferred Shares to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include if tendered Series B Preferred Shares are registered in the name of any person other than the person signing the Letter of Transmittal.

Withdrawal Rights

Tenders of Series B Preferred Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Tenders of Series B Preferred Shares may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered Series B Preferred Shares at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable; provided, however, that Series B Preferred Shares that are not accepted by us on or prior to Tuesday, November 17, 2020 may thereafter be withdrawn by you until such time as the Series B Preferred Shares are accepted by us.

To be effective, a written notice of withdrawal must be timely received by the Depositary at its address identified in this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Series B Preferred Shares for which tenders are to be withdrawn and the number of Series B Preferred Shares to be withdrawn. If the Series B Preferred Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal must be submitted prior to release of such Series B Preferred Shares. In addition, such notice must specify the name of the registered holder (if different from that of the tendering holder of Series B Preferred Shares). A withdrawal may not be cancelled, and Series B Preferred Shares for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Series B Preferred Shares for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section entitled “—Procedure for Tendering Series B Preferred Shares” at any time prior to the Expiration Date.

A beneficial owner of Series B Preferred Shares desiring to withdraw tendered Series B Preferred Shares previously delivered through DTC should contact the DTC participant through which such owner holds its Series B Preferred Shares. In order to withdraw Series B Preferred Shares previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function, or (ii) delivering to the Depositary by mail or email, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may only be withdrawn through PTOP, and not by hard copy delivery of withdrawal instructions. A DTC participant may withdraw a tendered Series B Preferred Shares only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered its Series B Preferred Shares other than through DTC should send written notice of withdrawal to the Depositary specifying the name of the holder of Series B Preferred Shares who tendered the Series B Preferred Shares being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section entitled “—Procedure for Tendering Series B Preferred Shares—Signature Guarantees”; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Series B Preferred Shares being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Series B Preferred Share tender will be effective upon receipt of the notice of withdrawal by the Depositary. Selection of the method of notification is at the risk of the holder of Series B Preferred Shares, and notice of withdrawal must be timely received by the Depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Acceptance of Series B Preferred Shares and Payment of Cash

Upon the terms and subject to the conditions of the Offer, we will accept up to 62,854 shares of Series B Preferred Shares validly tendered until the Expiration Date, which is 5:00 p.m., Eastern Standard Time, on Tuesday, November 17, 2020, or such later time and date to which we may extend. Cash to be paid upon tender of Series B Preferred Shares pursuant to the Offer, along with written notice from Depositary confirming the balance of any Series B Preferred Shares not tendered, will be delivered promptly following the Expiration Date. In all cases, Series B Preferred Shares will only be accepted for tender pursuant to the Offer after timely receipt by the Depositary of (i) book-entry delivery of the tendered Series B Preferred Shares, (ii) a properly completed and duly executed Letter of Transmittal, or compliance with ATOP where applicable, (iii) any other documentation required by the Letter of Transmittal, (iv) any required signature guarantees, and (v) any required signature guarantees.

For purposes of the Offer, we will be deemed to have accepted Series B Preferred Shares that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the holder of Series B Preferred Shares of our non-acceptance. If the number of validly tendered shares of Series B Preferred Shares exceeds 62,854 shares, we will accept from each holder a number of tendered shares equivalent to such holder’s tendered pro-rata percentage of the aggregate shares of Series B Preferred Shares tendered in the Offer.

Promptly following the Expiration Date, we (i) will determine which holders of Series B Preferred Shares validly tendered Series B Preferred Shares, and (ii) if we accept any Series B Preferred Shares, we will accept up to 62,854 Series B Preferred Shares validly tendered and not properly withdrawn before the Expiration Date. If the number of validly tendered shares of Series B Preferred Shares exceeds 62,854 shares, we will accept from each holder a number of tendered shares equivalent to such holder’s tendered pro-rata percentage of the aggregate shares of Series B Preferred Shares tendered in the Offer. If the number of validly tendered shares is subject to pro-ration, holders may designate the order in which their Series B Preferred Shares are to be purchased. The order of purchase may have an effect on the U.S. federal income tax classification and the amount of any gain or loss on the Series B Preferred Shares purchased. See “The Offer — Material U.S. Federal Income Tax Consequences.”

For purposes of the Offer, we will be deemed to have accepted up to 62,854 Series B Preferred Shares that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the holder of the Series B Preferred Share of our non-acceptance.

Under no circumstances will we pay interest as part of the Consideration, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to accept Series B Preferred Shares in the Offer.

Announcement of Results of The Offer

Final results of the Offer, including whether all of the conditions to the Offer have been satisfied or waived, whether we will accept the tendered Series B Preferred Shares and the pro-rata percentage of our acceptance of tendered shares (if applicable), will be published in a current report on Form 8-K to be filed with the Commission within four business days after the Expiration Date and by amendment to the Schedule TO we file with the Commission in connection with the Offer.

Agreements, Regulatory Requirements and Legal Proceedings

Other than as set forth under the sections entitled “The Offer—Interests of Directors, Executive Officers and Others” and “The Offer—Transactions and Agreements Concerning Our Series B Preferred Shares” there are no present or proposed agreements, arrangements, understandings or relationships between us, and any of our directors, executive officers, affiliates or any other person relating, directly or indirectly, to the Offer or to our securities that are the subject of the Offer.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer. There are no antitrust laws applicable to the Offer. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer.

There are no pending legal proceedings relating to the Offer.

Interests of Directors, Executive Officers and Others

The Company does not beneficially own any Series B Preferred Shares.

Mr. Subin is a director of our company and is also the president and manager of Milfam LLC, which is a significant holder of our Series B Preferred Stock and our Class A Common Stock.  Mr. Bawabeh is a significant holder of our Series B Preferred Stock and our Class A Common Stock. In addition, Mr. Bawabeh has certain rights under a Voting Agreement with the Company (as defined below).  See “The Offer – General Terms - Transactions and Agreements Concerning Our Series B Preferred Shares” for more information concerning the terms of the Voting Agreement.  In connection with evaluating whether or not to commence the Offer, representatives of the Company held separate, informal discussions with each of Messrs. Bawabeh and Subin and/or their respective representatives concerning their respective interest, if any, in participating in a cash tender offer for a portion of the outstanding Series B Preferred Shares.  Such discussions were informal, resulted in no agreement or arrangement with respect to any such tender offer, and at no point during such discussions did any representative of the Company solicit or offer any price or terms of any such tender offer.  During such discussions, however, representatives of the Company learned that each of Messrs. Bawabeh and Subin may be willing to participate in a tender offer which provided for a cash offer price in the range of the mid to high seventieth percentage of the aggregate liquidation preference per share (inclusive of accrued but unpaid dividends).  Such discussions did not reveal any other terms or conditions under which Messrs. Bawabeh or Subin might tender. To our knowledge, none of our other directors, executive officers or affiliates beneficially own any Series B Preferred Shares as of the date hereof.

Based on our records and information provided to us, the following table lists the Series B Preferred Shares beneficially owned by our directors, executive officers and holders of 10% or more of our Series B Preferred Shares:

Name and Address of Beneficial Owner	Total Series B Preferred Shares Owned	Percentage of Series B Preferred Shares Owned(1)
Neil S. Subin (2)	26,912	25.7%
Morris Bawabeh	24,330	23.3%
Remus Holdings, LLC	24,317	23.2%
Toshiba America Nuclear Corporation	10,857	10.4%

(1)            Based on 104,574 Series B Preferred Shares outstanding as of September 30, 2020.

(2)            Includes 26,912 shares held by Milfam LLC, of which Mr. Subin serves as president and manager.

Price Range, Dividends and Related Stockholder Matters

Price Range of Series B Preferred Shares

There is no established public trading market for our Series B Preferred Shares. Our Series B Preferred Shares are not listed on any national securities exchange. As of September 30, 2020, there were 104,547 shares of Our Series B Preferred Shares outstanding.

Dividends

We have not paid any cash dividends on our Series B Preferred Shares to date, and we have no intention to pay cash dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Board of Directors at such time.

Our Series B Preferred Shares provides that so long as any shares of our Series B Preferred Shares are outstanding, we may not pay dividends on our Class A Common Stock (other than dividends payable in shares of Class A Common Stock). In addition, the indentures governing our 8.25% Notes, subject to certain exceptions, place certain restrictions on the ability of our subsidiary, Enrichment Corp. to transfer cash and other assets to us. This could act as an additional constraint on our ability to pay dividends on our Class A Common Stock.

In addition, we are obligated to pay cash dividends on our Series B Preferred Shares to the extent that (1) our pension plans and Enrichment Corp.’s pension plans are at least 90% funded on a variable rate premium calculation in the current plan year, (2) our net income calculated in accordance with U.S. GAAP (excluding the effect of pension remeasurement) for the immediately preceding fiscal quarter exceeds $7.5 million, (3) our free cash flow (defined as the sum of cash provided by (used in) operating activities and cash provided by (used in) investing activities) for the immediately preceding four fiscal quarters exceeds $35.0 million, (4) the balance of cash and cash equivalents calculated in accordance with U.S. GAAP on the last day of the immediately preceding quarter would exceed $150.0 million after pro forma application of the dividend payment, and (5) dividends may be legally payable under Delaware law. We did not meet the criteria for a dividend payment obligation for the year ended December 31, 2019, and we have not declared, accrued or paid dividends on the Series B Preferred Shares since issuance on February 14, 2017.

There were no unregistered sales of equity securities by us during the years ended December 31, 2019 or 2018.

Source and Amount of Funds

The source of funds for the Consideration being paid by us to those tendering Series B Preferred Share pursuant to the Offer is our current available cash. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer, including the payment of the aggregate consideration of $60 million if the maximum number of shares are tendered and purchased, and any fees, expenses and other related amounts incurred in connection with the transactions will be approximately $62 million. We expect to have sufficient funds to complete the transactions contemplated by The Offer and to pay fees, expenses and other related amounts.

Depositary

Computershare Trust Company, N.A. has been appointed the Depositary for the Offer. The Letter of Transmittal and all correspondence in connection with the Offer should be sent or delivered by each holder of the Series B Preferred Shares, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the Depositary at the address and telephone numbers set forth on the back cover page of this Offer to Purchase. We will pay the Depositary reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the Offer, and will receive customary compensation for its services. will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer. Questions concerning tender procedures and requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Offer to Purchase.

Fees and Expenses

The expenses of soliciting tenders of the Series B Preferred Shares will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the information agent, as well as by our officers and other employees and affiliates.  The information agent, our officers and other employees and affiliates may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

You will not be required to pay any fees or commissions to us, the Depositary or the information agent in connection with the Offer.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees of the Information Agent as described above) for soliciting tenders of Series B Preferred Shares pursuant to the Offer, the Letter of Transmittal and related materials to the beneficial owners of Series B Preferred Shares held by them as a nominee or in a fiduciary capacity. If your Series B Preferred Shares are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Series B Preferred Shares on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.  We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Series B Preferred Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer.

Transactions and Agreements Concerning Our Series B Preferred Shares

Other than as set forth below and (i) in Certificate of Designation of Rights, Powers, Preferences, Qualifications, Limitations and Restrictions of Series B Senior Preferred Stock (ii) the description of certain relationships and related transactions included in “The Offer—Interests of Directors, Executive Officers and Others,” and (iii) as set forth in our Certificate of Incorporation, there are no agreements, arrangements or understandings between us, or any of our directors or executive officers, and any other person with respect to our securities that are the subject of the Offer.

Based on our records and information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries, nor, to the best of our knowledge any person controlling the Company or any executive officer or director fo any such controlling entity or of our subsidiaries, has engaged in any transactions in our Series B Preferred Shares in the last 60 days.

As disclosed in our Form 8-K filed with the Commission on April 14, 2020, on April 13, 2020, the Company entered into a Voting and Nomination Agreement (the “Voting Agreement”) with Mr. Morris Bawabeh, Kulayba LLC and M&D Bawabeh Foundation, Inc. (collectively, the “MB Group”). Pursuant to the terms of the Voting Agreement, the Company agreed (i) to include Michael O’Shaughnessy as a nominee in the Company’s slate of nominees for election as directors of the Company at the Company’s 2020 annual meeting of stockholders (the “2020 Annual Meeting”), and (ii) to use commercially reasonable efforts to cause the election of Mr. O’Shaughnessy to the Company’s Board of Directors (the “Board”) at the 2020 Annual Meeting (including recommending that the Company’s stockholders vote in favor of the election of Mr. O’Shaughnessy). The MB Group agreed (i) to cause to be present at the Annual Meeting and to vote all shares of the Company for which the MB Group is the beneficial owner in accordance with our management’s recommendations at the 2020 Annual Meeting and (ii) to cause to be present and to vote all shares of the Company for which the MB Group is the beneficial owner for the Company’s slate of nominees for election as directors of the Company at the Company’s 2021 annual meeting of stockholders provided that Mr. O’Shaughnessy is included in the slate of directors nominated by the Company. Mr. O’Shaughnessy ultimately notified the Company that he was unable to consent to be nominated to serve on the Board, and the MB Group did not designate a replacement to be included as a nominee in the Company’s slate of nominees for election as directors of the Company at the 2020 Annual Meeting.

Toshiba America Nuclear Energy Corporation (“Toshiba”) and BWXT Investment Company (“B&W”), as the holders of all outstanding shares of our Class B Common Stock, have the right to elect one director of the Company (the “Investor-Designated Directors”) if they maintain a designated ownership percentage. Toshiba and B&W could lose their right to elect the Investor-Designated Directors under certain circumstances, including reductions in their equity holdings of the Company below certain ownership thresholds. Holders of our Class B Common Stock are generally not entitled to vote on matters on which the holders of Class A Common Stock vote. Holders of Class B Common Stock are generally limited to voting for the Investor-Designated Directors and certain other matters pertaining to the rights and obligations of the holders of Class B Common Stock only.

Rights Agreement

On April 6, 2016, our Board of Directors adopted the Initial Rights Agreement. Our Board of Directors adopted the Rights Agreement in an effort to protect stockholder value by, among other things, attempting to protect against a possible limitation on our ability to use its net operating loss carryforwards and other tax benefits, which may be used to reduce potential future income tax obligations.

In connection with the adoption of the Rights Agreement, the Board of Directors declared a dividend of one preferred-share-purchase-right for each share of Class A Common Stock and Class B Common Stock outstanding as of the date of the Rights Agreement. The rights initially trade together with the Common Stock and are not exercisable. In the absence of further action by the Board of Directors, the rights would generally become exercisable and allow a holder to acquire shares of our Series A Participating Cumulative Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”) if any person or group acquires 4.99% or more of the outstanding shares of the Common Stock, or if a person or group that already owns 4.99% or more of the Class A Common Stock acquires additional shares representing 0.5% or more of the outstanding shares of the Class A Common Stock. The rights beneficially owned by the acquirer would become null and void, resulting in significant dilution in the ownership interest of such acquirer.

Our Board of Directors may exempt any acquisition of the Common Stock from the provisions of the Rights Agreement if it determines that doing so would not jeopardize or endanger our use of our tax assets or is otherwise in the best interests of our company. Our Board of Directors has concluded that the Offer is in the best interests of our company.. The Board of Directors also has the ability to amend or terminate the Rights Agreement prior to a triggering event.

Effective on February 14, 2017, in connection with the settlement and completion of the exchange offer and consent solicitation relating to our 8.0% PIK Toggle Notes, we amended the Rights Agreement solely to exclude acquisitions of Series B Preferred Shares issued as part of such exchange offer and consent solicitation from the definition of “Common Shares” under the Rights Agreement.

Effective on April 3, 2019, we again amended the Rights Agreement to, among other things, (i) decrease the purchase price for each one one-thousandth (1/1000th) of a share of Series A Preferred Stock from $26.00 to $18.00 and (ii) extend the Final Expiration Date (as defined in the Rights Agreement) from April 5, 2019 to April 5, 2022.

Effective on April 13, 2020, we amended the Initial Rights Agreement a third time, to change its Final Expiration Date from April 5, 2022 to June 30, 2021.

Unless earlier terminated or extended in accordance with the Rights Agreement, the rights issued under the Rights Agreement expire on June 30, 2020.

Plans

Except as described in the sections of this Offer to Purchase entitled “Certain Considerations” and “The Offer,” neither we, nor any of our directors, executive officers, or controlling persons, or any executive officers, directors, managers or partners of its controlling persons, has any plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of us or any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	except as described below, any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities to be delisted from the NYSE American;

•	any class of our equity securities becoming eligible for termination of registration under section 12(g)(4) of the Exchange Act (except to the extent the results of the Offer impact such eligibility with respect to the Series B Preferred Shares);

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our Certificate of Incorporation or other governing instruments or other actions that could impede the acquisition of control of our company.

Registration Under the Exchange Act

The Series B Preferred Shares are currently not registered under the Exchange Act. We currently do not intend to register the Series B Preferred Shares that remain outstanding after completion of the Offer. Notwithstanding the Series B Preferred Shares not being registered, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our Class A Common Stock.

Absence of Appraisal Or Dissenters’ Rights

Holders of the Series B Preferred Shares do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each term as defined below and in the aggregate, referred to as “Holders”) relating to the tender of Series B Preferred Shares for cash pursuant to the Offer. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code (the “Regulations”), and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences materially different from those summarized below. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been obtained, or is intended to be obtained, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions, or that if the IRS were to challenge such conclusions, such challenge would not be sustained by a court.

This summary assumes that the Series B Preferred Shares are held as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax considerations arising under U.S. federal estate and gift tax laws or the laws of any foreign, state or local jurisdiction. In addition, this summary does not purport to address all tax considerations that may be applicable to a particular Holder’s circumstances or to Holders that may be subject to special tax rules, including, without limitation: Holders subject to the alternative minimum tax; banks, insurance companies or other financial institutions; tax-exempt organizations; dealers, brokers or traders in securities, currencies or commodities; regulated investment companies; real estate investment trusts; Holders that elect to use a mark-to-market method of accounting for their securities holdings; U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar; controlled foreign corporations; passive foreign investment companies; former U.S. citizens or long-term residents; partnerships or other pass-through entities for U.S. federal income tax purposes and investors therein; Holders holding Series B Preferred Shares as a position in a hedging transaction, “straddle,” “conversion transaction,” other “synthetic security” or integrated transaction, or other risk reduction transaction; and directors, employees, former employees or other persons who acquired their Class A Shares as compensation, including upon the exercise of employee options. In addition, this summary does not address any tax consequences arising from the Medicare tax on net investment income.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner (for U.S. federal income tax purposes) of Series B Preferred Shares that is, for U.S. federal income tax purposes:

(1)	an individual who is a citizen or resident of the United States;

(2)	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

(3)	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(4)	a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has a valid election in effect under applicable Regulations to be treated as a U.S. person.

For purpose of this discussion, the term “Non-U.S. Holder” means a beneficial owner (for U.S. federal income tax purposes) of Series B Preferred Shares (other than a partnership or other entity treated as a partnership or other “pass-through entity” for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (or other entity treated as a partnership or other “pass-through entity” for U.S. federal income tax purposes) holds outstanding Series B Preferred Shares, the tax treatment of a partner in the partnership (or other owner) will generally depend upon the status of the partner (or other owner) and the activities of the partnership (or other “pass-through entity”). If you are a partnership (or other “pass-through entity”) or a partner (or other owner) of a partnership (or other “pass-through entity”) holding Series B Preferred Shares, you should consult your tax advisor regarding the tax consequences of the Offer.

THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE APPLICATION OF NON-INCOME TAX LAWS AND THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO YOUR PARTICULAR SITUATION.

The Offer will generally not give rise to any taxable transaction for United States federal income tax purposes to stockholders that do not tender any Series B Preferred Shares in the Offer.

Tax Consequences to U.S. Holders

Characterization of the Purchase—Distribution vs. Sale Treatment. The tender of Series B Preferred Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Series B Preferred Shares or as receiving a distribution from us as described in more detail below.

Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on a tender of Series B Preferred Shares for cash if the tender: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, the “Section 302 tests”). In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning shares in the Company owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and shares in the Company that the U.S. Holder has the right to acquire by exercise of an option. A tender of Series B Preferred Shares for cash generally will be a substantially disproportionate redemption with respect to a U.S. Holder if, among other things, (x) the ratio which the voting stock of the Company owned by the U.S. Holder immediately after the redemption bears to all of the voting stock of the Company at such time, is less than 80% of the ratio which the voting stock of the Company owned by the U.S. Holder immediately before the redemption bears to all of the voting stock of the Company at such time and (y) the U.S. Holder’s ownership of the common stock of the Company (whether voting or nonvoting) after and before redemption also meets the 80% requirement in the preceding clause (x). The determination as to how this “substantially disproportionate” test would apply in the case of a company that has issued and outstanding different classes of common shares with different voting rights, such as us, is complex. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the application of the “substantially disproportionate” test in their particular circumstances. If a tender of Series B Preferred Shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. A tender of Series B Preferred Shares for cash will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. A tender of Series B Preferred Shares for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal and who does not exercise any control over or participate in the Company’s management should generally be treated as “not essentially equivalent to a dividend.” U.S. Holders are urged to consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on one hand, or distribution treatment, on the other hand. Contemporaneous dispositions or acquisitions of shares in the Company (including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied.

Sale or Exchange Treatment. If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of the Series B Preferred Shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Series B Preferred Shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the Series B Preferred Shares will be equal to the cost of the Series B Preferred Shares to the U.S. Holder reduced by any previous returns of capital. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Series B Preferred Shares exceeds one year as of the date of the exchange. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Series B Preferred Shares (generally, Series B Preferred Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Series B Preferred Shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Series B Preferred Shares are tendered.

Distribution Treatment. If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of Series B Preferred Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution by the Company with respect to the U.S. Holder’s Series B Preferred Shares. The distribution will be treated as a dividend to the extent of the Company’s current and accumulated earnings and profits allocable to such Series B Preferred Shares. Such a dividend would be includible in income without reduction for the U.S. Holder’s tax basis in the Series B Preferred Shares exchanged. Currently, dividends are taxable at the preferential rates applicable to long-term capital gains for non-corporate U.S. Holders (including individuals) if certain holding period and other requirements are met. To the extent that amounts received pursuant to the Offer that are treated as distributions exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder’s Series B Preferred Shares, and any amounts in excess of the U.S. Holder’s tax basis will constitute capital gain. Any remaining tax basis in the Series B Preferred Shares tendered should be transferred to any remaining equity interests in the Company held by such U.S. Holder. If such U.S. Holder has no remaining equity interests in the Company, its basis could, under certain circumstances, be transferred to any remaining equity interests that are held by a person related to such U.S. Holder, or the basis could be lost entirely.

To the extent that cash received for Series B Preferred Shares is treated as a dividend to a corporate U.S. Holder, (i) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (ii) it generally may be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

The U.S. federal income tax rules governing the tendering of your Series B Preferred Shares pursuant to the Offer are complicated and unclear and will depend on facts and circumstances that are not yet known. In particular, we expect to have significant earnings and profits for U.S. federal income tax purposes for our current taxable year. As a result, if the cash payment is treated as a distribution pursuant to Section 301 of the Code, it is possible that if you tender your Series B Preferred Shares pursuant to the Offer, you will be required to include all or a substantial amount of the cash you receive in your taxable income as a dividend for U.S. federal income tax purposes without reduction for your tax basis in your shares. We strongly urge you to consult your own tax advisor with respect to the U.S. federal income tax consequences of tendering your Series B Preferred Stock pursuant to the Offer in light of your individual circumstances.

Consequences of the Offer to Non-U.S. Holders.

Sale or Exchange Treatment. Gain realized by a Non-U.S. Holder on a sale of Series B Preferred Shares for cash pursuant to the Offer generally will not be subject to United States federal income tax if the sale is treated as a “sale or exchange” under the Section 302 tests described above under “Consequences of the Offer to U.S. Holders—Characterization of the Purchase—Distribution vs. Sale Treatment” unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a United States permanent establishment to which such gain is attributable);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•	our Series B Preferred Shares constitute “United States real property interests” by reason of our status as a United States real property holding corporation (“USRPHC”) for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our Series B Preferred Shares.

A Non-U.S. Holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the disposition generally in the same manner as if such Non-U.S. Holder were a U.S. Holder, and, if such Non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits.

A Non-U.S. Holder described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.

With respect to the third bullet point above, we believe we have not been and are not, and we do not anticipate becoming, a USRPHC. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests. In the event we are a USRPHC, as long as our Series B Preferred Shares are regularly traded on an established securities market, the Series B Preferred Shares will be treated as United States real property interests only with respect to a Non-U.S. Holder that actually or constructively held more than 5% of our Series B Preferred Shares at any time during the shorter of (i) the five-year period ending on the date of the disposition or (ii) the Non-U.S. Holder’s holding period for such Series B Preferred Shares. If gain on the disposition of Series B Preferred Shares were subject to taxation under the third bullet point above, the Non-U.S. Holder would be subject to regular United States federal income tax with respect to such gain in generally the same manner as a United States person. The remainder of this discussion assumes that we have not been and are not a USRPHC.

Distribution Treatment. If a Non-U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on a “sale or exchange” of Series B Preferred Shares for cash, the entire amount of cash received by such Non-U.S. Holder pursuant to the Offer (including any amount withheld, as discussed below) will be treated as a distribution by us with respect to the Non-U.S. Holder’s Series B Preferred Shares. The treatment for United States federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale or exchange of Series B Preferred Shares will be determined in the manner described above under “Consequences of the Offer to U.S. Holders—Distribution Treatment.” Except as described in the following paragraphs, to the extent that amounts received by the Non-U.S. Holder are treated as dividends, such dividends will be subject to United States federal withholding tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). To obtain a reduced rate of withholding under an income tax treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.

Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States are not subject to United States federal withholding tax but instead, unless an applicable tax treaty provides otherwise, generally are subject to United States federal income tax in the manner applicable to U.S. Holders, as described above. To claim exemption from United States federal withholding tax with respect to dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States, the Non-U.S. Holder must comply with applicable certification and disclosure requirements by providing a properly executed IRS Form W-8ECI certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and includible in that holder’s gross income. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty), on dividends effectively connected with the conduct of a trade or business within the United States, subject to certain adjustments.

As noted above, we expect to have significant earnings and profits for U.S. federal income tax purposes for our current taxable year. As a result, if the cash payment is treated as a distribution pursuant to Section 301 of the Code, it is possible that if you tender your Series B Preferred Shares pursuant to the Offer, you will be subject to U.S. federal withholding tax on the entire amount of that payment. We strongly urge you to consult your own tax advisor with respect to the U.S. federal income tax consequences of tendering your Series B Preferred Stock pursuant to the Offer in light of your individual circumstances.

Withholding For Non-U.S. Holders. Because, as described above, it is unclear whether the cash received by a Non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, an applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to Non-U.S. Holders may be subject to withholding at a rate of 30% of the gross proceeds paid, unless the Non-U.S. Holder establishes an entitlement to a reduced rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8 as discussed above. To the extent Non-U.S. Holders tender Series B Preferred Shares held in a United States brokerage account or otherwise through a United States broker, dealer, commercial bank, trust company, or other nominee, such Non-U.S. Holders should consult such United States broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any United States federal tax withheld if such stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above under “Consequences of the Offer to U.S. Holders—Characterization of the Purchase—Distribution vs. Sale Treatment” or if the stockholder is entitled to a reduced rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.

Non-U.S. Holders are urged to consult their tax advisors regarding the United States federal income tax consequences of participation in the Offer, including the application of United States federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the refund procedure, as well as the applicability and effect of state, local, foreign and other tax laws.

Information Reporting and Backup Withholding. Payments made to stockholders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain stockholders (who are not “exempt” recipients) pursuant to the Offer. To prevent such backup United States federal income tax withholding, each non-corporate stockholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must notify the applicable withholding agent of the stockholder’s taxpayer identification number (generally an employer identification number or social security number) and provide certain other information by completing, under penalties of perjury, an IRS Form W-9, a copy of which is included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the stockholder to a $50 penalty imposed by the IRS.

Certain “exempt” recipients (including, among others, generally all corporations and certain Non-U.S. Holders) are not subject to these backup withholding requirements. For a Non-U.S. Holder to qualify for such exemption, such Non-U.S. Holder must submit a statement (generally, an IRS Form W- 8BEN or W-8BEN-E or other applicable Form W-8), signed under penalties of perjury, attesting to such Non-U.S. Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the IRS website (www.irs.gov). A disregarded domestic entity that has a foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

Stockholders should consult their tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

FATCA. Under Sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” and related administrative guidance, a United States federal withholding tax of 30% generally will be imposed on dividends that are paid to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules), whether such institutions or entities hold Series B Preferred Shares as beneficial owners or intermediaries, unless specified requirements are met. Because, as discussed above an applicable withholding agent may treat amounts paid to Non-U.S. Holders in the Offer as dividends for United States federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Non-U.S. Holders should consult with their tax advisors regarding the possible implications of these rules on their disposition of Series B Preferred Shares pursuant to the Offer.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Additional Information; Amendments

We have filed with the Commission a Tender Offer Statement on Schedule TO. We recommend that holders of Series B Preferred Shares review the Schedule TO, including the exhibits, and our other materials that have been filed with the Commission before making a decision on whether to accept the Offer.

We will assess whether we are permitted to make the Offer in all jurisdictions. If we determine that we are not legally able to make the Offer in a particular jurisdiction, we will inform holders of the Series B Preferred Shares of this decision. The Offer is not made to those holders who reside in any jurisdiction where the offer or solicitation would be unlawful.

Our Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors and holders of the Series B Preferred Shares should consult with personal advisors if they have questions about their financial or tax situation.

We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the Commission. All reports and other documents we have filed or furnished with the Commission, relating to the Offer, of which this Offer to Purchase forms a part, or will file or furnish with the Commission in the future, can be accessed electronically on the Commission’s website at www.sec.gov. If you have any questions regarding the Offer or need assistance, you should contact the information agent for the Offer. You may request additional copies of this document, the Letter of Transmittal or the Notice of Guaranteed Delivery from the information agent. All such questions or requests should be directed to:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Individuals, please call toll-free: (866) 864-7964
Banks and brokerage, please call: (212) 269-5550
Email: centrus@dfking.com

We will amend these materials, including this Offer to Purchase, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given by us to the holders of our Series B Preferred Shares.